Exhibit 99.1

FOR IMMEDIATE RELEASE

Clark Taylor named as new president of TECO Coal

Tampa, Fla. – February 11, 2011 – TECO Coal President Jim Shackleford announced today that he will retire from the Kentucky-headquartered coal company April 1. Clark Taylor, vice president and controller of TECO Coal, will succeed Shackleford as president.

Taylor, 61, began his TECO Coal career with Gatliff Coal as controller and assistant secretary in 1985. Following a series of promotions at Gatliff Coal, he became vice president and controller of TECO Coal in 1992.

“TECO Energy has a deep leadership succession plan, and we’re in great hands with Clark taking control along with the rest of the strong management team,” said John Ramil, TECO Energy president and CEO. “He’s been with us for nearly 26 years, and I’m confident Clark will continue to make TECO Coal into one of the premier mining companies in the nation.”

Prior to joining TECO Coal, Taylor was area operations manager and financial analyst for Dun & Bradstreet, where he was in charge of the business information company’s office in Tulsa, Okla. He also was an accountant in a public accounting firm in Corbin, Ky., and served as general accounting manager for Shamrock Coal Co.

Taylor received a Bachelor of Arts from Union College in 1971. He is licensed in Kentucky as a Certified Public Accountant and is a member of both the Kentucky Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Shackleford, 63, who worked more than 27 years with the TECO Energy subsidiary, said he wants to spend more time enjoying his family. As president of TECO Coal and its subsidiaries, he is responsible for all TECO Coal operations, including Gatliff Coal Co., Rich Mountain Coal Co., Clintwood Elkhorn Mining Co., Premier Elkhorn Coal Co., Pike Letcher Land Co. and Perry County Coal Corp.

“When Jim started with TECO Coal, we were selling one million tons of coal a year to Tampa Electric. He’s helped grow the business to nine million tons a year in sales, all to third-party international and domestic customers,” said John Ramil.

“Jim has been a proven leader in our organization, and it’s been a pleasure to have him as a business colleague. There could not have been a steadier hand on the helm at the coal company.”

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TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and energy-related businesses in Guatemala.

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